STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Simmons Holdco, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows:

The name of the Corporation is “Bedding Superholdco Incorporated” (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the stockholders of said corporation, acting by written consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, voted the necessary number of shares as required by statute in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this _________ day of August, 2009.

By:  /s/ Stephen G. Fendrich
       Name:  Stephen G. Fendrich
       Title:    President